EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in:

 (a) the Registration Statement on Form S-8 of Golden Matrix Group, Inc. (File No. 333-280285);

(b) the Registration Statement on Form S-8 of Golden Matrix Group, Inc. (File No. 333-266562);

(c) the Registration Statement on Form S-8 of Golden Matrix Group, Inc. (File No. 333-234192);

(d) the Registration Statement on Form S-3 of Golden Matrix Group, Inc. (File No 333-286935); and

(e) the Registration Statement on Form S-3 of Golden Matrix Group, Inc. (File No 333-281839),

of our report dated March 31, 2026, relating to the audited consolidated financial statements which appear in this Report on Form 10-K, of Meridian Holdings Inc. for the year ended December 31, 2025.

/s/ M&K CPA’s, PLLC

The Woodlands, Texas March 31, 2026